March 19, 2024	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL NAMES PAUL SHOUKRY PRESIDENT AND CEO SUCCESSOR,
ANNOUNCES ADDITIONAL KEY LEADERSHIP CHANGES

ST. PETERSBURG, Fla. - The Raymond James Financial (NYSE: RJF) Board of Directors announced today that as part of its multi-year succession planning process, effective immediately, CFO Paul Shoukry is appointed president of Raymond James Financial. It’s expected that he will become the firm’s CEO sometime during fiscal 2025, following a transition period. Once the planned succession process is complete, Shoukry would become only the fourth chief executive in the company’s history, and current Chair and CEO Paul Reilly would remain on the board as executive chair. Shoukry will retain his current responsibilities until he transitions to the CEO role.

“Paul has been an exceptional leader and major contributor to Raymond James’ steady growth and financial stability. Serving as the firm’s CFO, as well as overseeing our Bank segment, he has consistently demonstrated that even as we grow, keeping our Private Client Group, advisors and their clients at the center of our business plans, while always embracing our values, will continue to be essential to our future success,” shared Reilly. “In addition to Paul, we have an outstanding leadership team who similarly embrace our vision for the future and are well-equipped to meet the demands of a dynamic marketplace.”

“Raymond James has always been defined by our unique values and our focus on the wealth management business. Bob James, Tom James and Paul Reilly’s commitment to these values has enabled advisors and associates to put clients first for over 60 years,” said Shoukry. “We are fortunate that Tom will remain with the firm as chair emeritus and beyond this transition, Paul will remain with the firm as executive chair. I am confident the transition will benefit greatly from the strong leadership team Paul developed across all our businesses and functions.”

As part of the firm’s succession plans, Raymond James is announcing other key leadership changes and appointments. Jeff Dowdle has announced that he will be retiring and stepping down from the COO role at the end of the fiscal year. As part of this change, Raymond James Financial Private Client Group President Scott Curtis will become COO of Raymond James Financial, current Raymond James & Associates CEO Tash Elwyn will become president of the Private Client Group, and Global Equities & Investment Banking President Jim Bunn will become president of the Capital Markets segment. These changes will be effective October 1, 2024, at which time Dowdle will be named vice chair and serve in an advisory role to facilitate a smooth transition.

“I am excited to partner with Scott, Tash and Jim in their expanded roles to continue delivering on our mission to help clients achieve their financial objectives, which is critical to our firm’s continued success and independence,” said Shoukry.

Shoukry started with Raymond James 14 years ago working for Tom James and Paul Reilly in the Assistant to the Chair program. Serving as the firm’s CFO since January 2020, Shoukry is responsible for the overall financial management of the company, including balance sheet management, financial reporting, investor relations, corporate development, corporate tax, cash management, regulatory reporting, and financial planning and analysis. He oversees the firm’s Bank segment, is a member of the firm’s Executive Committee, and serves on the boards of subsidiaries Raymond James & Associates and TriState Capital Bank.

Prior to joining Raymond James, Shoukry worked for a strategy consulting firm that focused on serving clients in the financial services industry. Shoukry earned an MBA with honors from Columbia University and graduated magna cum laude with a Bachelor and Master of Accountancy from The University of Georgia, where he was a Leonard Leadership Scholar.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.38 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.